Exhibit 10.10

ALLEGRO MICROSYSTEMS, INC.

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is made as of the Date of Grant set forth below between Allegro MicroSystems, Inc., a Delaware corporation (the “Company”), and the Participant named below. This Agreement is made pursuant to the Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) and is subject in its entirety to all applicable provisions of the Plan. Notwithstanding the foregoing, except as specifically provided herein, to the extent the Participant is party to a severance agreement with the Company and this Agreement includes terms that conflict with the terms included in such severance agreement, the terms included in such severance agreement shall govern to the extent that such terms are permitted under the Plan and have been properly authorized in accordance with the Plan and applicable law. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan. For purposes of this Agreement, “Employer” means, to the extent the Participant is not employed by the Company, the subsidiary of the Company that employs the Participant, and “Stock Plan Service Provider” means Fidelity Stock Plan Services, LLC or any successor service provider engaged by the Company to provide brokerage and administrative services for the Plan.

Notice of Award

Participant:	[Participant Name]
Date of Grant:	[Grant Date]
Number of Restricted Stock Units:	[Quantity Granted]

Vesting Schedule:

Vesting Date	Portion of Stock Units Vesting
[VestDate 1]	[Percentage]
[VestDate 2]	[Percentage]
[VestDate 3]	[Percentage]

Except as otherwise provided in this Agreement, vesting is dependent on the Participant remaining employed by, or providing service to, the Company or a subsidiary through the applicable Vesting Date.

This Agreement includes this Notice of Award and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

•
Exhibit A – General Terms and Conditions
•
Exhibit B – Country-Specific Terms
o
Part I – Restrictive Covenants
o
Part II – Country-Specific Terms, Conditions and Notices for Participants Outside the U.S.

This Agreement shall be accepted by the Participant in accordance with the electronic acceptance procedures set forth on the signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

ALLEGRO MICROSYSTEMS, INC.

Name Erin Hagen
Title Senior Vice President and Chief Human Resources Officer

ELECTRONIC ACCEPTANCE: By electronically accepting this Agreement via the Stock Plan Service Provider’s web portal at www.netbenefits.fidelity.com and completing the electronic acceptance procedures reflected therein, the Participant hereby accepts the award of Stock Units described in this Agreement, and the Participant expressly agrees to be bound by the terms and conditions of the Plan and this Agreement. Further, the Participant hereby expressly acknowledges and agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final, conclusive and binding upon the Participant.

#AcceptanceDate# #Signature#

Date Participant

Exhibit A

GENERAL TERMS AND CONDITIONS

1.
Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant the number of restricted stock units set forth in the Notice of Award, subject to the restrictions set forth below and in the Plan (the “Stock Units”). Each Stock Unit represents the right of the Participant to receive a share of common stock of the Company (“Company Stock”) if and when the specified conditions are met in Section 4 below, and on the applicable payment date set forth in Section 7 below.
2.
Stock Unit Account. Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.
3.
Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
(a)
“Disability” shall have the meaning set forth in the Plan.
(b)
“Good Reason” means the occurrence of any of the following without the Participant’s prior written consent: (a) a material reduction in the Participant’s base salary paid or payable by the Company, the successor entity following a Change of Control event (the “Acquiror”), and/or any of its subsidiaries (“Good Reason Entity”); (b) a material diminution in the Participant’s authority, duties, responsibilities, or reporting relationship in connection with the Participant’s employment with a Good Reason Entity; or (c) the relocation of the Participant’s principal work location in connection with the Participant's employment by a Good Reason Entity to a facility or location more than seventy-five (75) miles from the Participant’s work location on the date of the Change of Control. Termination of employment for Good Reason shall not be deemed to occur unless the Participant provides written notice to the Good Reason Entity within sixty (60) days following the first occurrence of the event of Good Reason and the Good Reason Entity does not cure the event of Good Reason within thirty (30) days following receipt of the Participant’s written notice. Notwithstanding the foregoing, to the extent the Participant is party to a severance agreement with the Company and such severance agreement includes a definition of “Good Reason” that is different from the foregoing, in addition to the definition of “Good Reason” included in such severance agreement governing (pursuant to the Recitals herein), the associated “notice and cure” provision included in such severance agreement shall also apply to this Agreement; provided, however, that by executing this Agreement, the Participant hereby agrees that this Agreement hereby amends, supersedes and replaces the portion of the Good Reason provision of any severance agreement to which the Participant is a party that references relocation as a Good Reason trigger such that the respective severance agreement provision shall be amended to replace the existing relocation provision to provide that a relocation of more than seventy-five (75) miles shall constitute Good Reason, and the other provisions of such severance agreement as it relates to Good Reason shall continue to apply.
(c)
“Retirement” shall have the meaning set forth in the Plan; provided, however, that the Committee may adjust the age and/or years of service that constitutes a qualifying retirement for purposes of this Agreement.

(d)
“Negotiated Deferred Voluntary Termination” shall mean a termination by the Participant in which the Participant agrees to continue the Participant's service with the Company beyond a reasonable notice period, at the request of the Company.
4.
Vesting.
(a)
Except as provided in this Section 4 and Section 5, the Stock Units shall become vested according to the vesting schedule set forth in the Notice of Award (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Company or a subsidiary from the Date of Grant until the applicable Vesting Date.
(b)
The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.

Notwithstanding Section 4(a) above, contingent upon the Participant’s compliance with the covenants provided in the applicable restrictive covenants set forth in Part I of Exhibit B, upon the Participant’s termination of employment or service on account of the Participant’s (i) Disability, (ii) Retirement, (iii) death, (iv) involuntary termination by the Employer without Cause, or (v) Negotiated Deferred Voluntary Termination, the Participant shall be treated for vesting purposes as though the Participant remained employed or providing service to the Company or a subsidiary through the next subsequent Vesting Date following the Participant’s termination, meaning, upon termination detailed in (i) through (v) of this Section 4(b), the Participant shall vest in the Stock Units that would have otherwise become vested as of such next subsequent Vesting Date provided, however, the Company has the right to reduce or change the amount depending on the facts and circumstances. Notwithstanding the foregoing, any additional vesting upon termination on account of Retirement pursuant to this Section 4(b) shall be provided only to the extent such vesting does not result in a violation of any age discrimination or other applicable law. Thereafter, any remaining unvested Stock Units shall be forfeited immediately.

For avoidance of doubt, if the Participant's termination of employment or service is on account of Retirement, the Participant must remain employed through the three (3) month notice period in order to receive the pro-rata acceleration detailed above. If the Participant does not remain employed during the three (3) month notice period, all unvested Stock Units shall immediately be forfeited.

(c)
Except as otherwise provided in a written employment agreement or severance agreement which the Participant has entered into, in the event of a Change of Control before all of the Stock Units vest in accordance with Section 4(a) above, the Stock Units shall be treated as set forth in Section 5 below; provided, the Committee may take such actions with respect to the vesting of the Stock Units as it deems appropriate pursuant to the Plan.

For purposes of this Agreement, if the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the Stock Units and the terms and conditions governing the Stock Units are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Stock Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

5.
Vesting on a Change of Control.
(a)
If, in the case of a merger, consolidation or acquisition of the Company that constitutes a Change of Control, the Participant continues to be employed by, or provide services to the Company, a subsidiary or Acquiror, upon closing of the Change of Control (the “CoC Closing Date”), (i) if the Acquiror is a publicly traded entity, the Stock Units shall be converted to that number of Stock Units of the Acquiror that is reasonably determined by the Committee to be required to preclude an increase or decrease in the value of the Stock Units as of the CoC Closing Date, and (ii) if the Acquiror is not a publicly traded entity, the Stock Units shall be converted to that amount of cash equal to the value of the Stock Units; and the Stock Units or cash, as applicable, shall vest in accordance with the vesting schedule set forth in this Agreement and solely based on the passage of time, with the total number of Stock Units, or amount of cash, as applicable, vesting in accordance with Section 4(a) on each of the Vesting Dates or remaining Vesting Dates.
(b)
If, within twenty-four (24) months following the CoC Closing Date, the Participant: (x) is terminated by the Company, a subsidiary or an Acquiror without Cause, or (y) terminates the Participant's employment for Good Reason, the converted Stock Units, or cash, as applicable shall vest as to 100% of the number of such Stock Units, or the total amount of cash, as applicable, on the date of such termination and shall be paid following termination of employment at the time set forth in Section 7.
6.
Termination of Stock Units.
(a)
Except as set forth in this Agreement, if the Participant ceases to be employed by, or provide service to, the Company or a subsidiary for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 6.
(b)
For purposes of this Agreement and notwithstanding anything to the contrary in the Plan, the Participant’s employment or service may, at the discretion of the Committee, be deemed to terminate on the date that the Participant ceases to actively be employed or provide services to the Company or a subsidiary and shall not be extended by any notice period mandated or implied under local law during which the Participant is not actually employed or providing services (e.g., garden leave or similar leave) or during or for which the Participant receives pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine whether the Participant’s employment will be deemed to terminate when the Participant’s ceases to be actively employed as well as when the Participant is no longer in active employment or service for purposes of this Agreement, without reference to any other agreement, written or oral, including the Participant’s contract of employment.
7.
Payment of Stock Units and Tax/Purchase Price Withholding.
(a)
Subject to Sections 7(b) through (g) and the country specific terms set forth in Exhibit B attached hereto, and which is incorporated herein by reference, the issuance of Company Stock upon vesting of the Stock Units shall be made within thirty (30) days after the first to occur of (i) the Participant’s termination of employment or service on account of the Participant’s Disability, Retirement, death, involuntary termination by the Employer without Cause, or Negotiated Deferred Voluntary Termination (to the extent the Stock Units vest on one of the foregoing events); and (ii) the applicable Vesting Date.
(b)
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units or the underlying shares of Company Stock, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of shares of Company Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(c)
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding shares of Company Stock otherwise issuable upon vesting that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (or an equivalent cash amount, where the Stock Units are settled in cash in the Company’s sole discretion) or such additional Tax-Related Items elected by the Participant. For purposes of the foregoing, no fractional shares of Company Stock will be withheld or issued pursuant to the grant of the Stock Units. In the event that such withholding in shares of Company Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by accepting this Agreement, the Participant authorizes the Company or its respective agents to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by (i) selling on the Participant’s behalf a whole number of shares from those shares of Company Stock issued to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations or rights for Tax-Related Items, (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer (iii) requiring the Participant to make cash payment in an amount equal to the withholding obligations or rights for Tax-Related Items or (iv) any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Committee.
(d)
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum withholding rates applicable in the Participant’s jurisdiction(s) or withholding rates greater than the applicable minimum statutory withholding rates as elected by the Participant. In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in shares of Company Stock) or if not refunded, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If any obligation for Tax-Related Items is satisfied by withholding in shares of Company Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Company Stock subject to the vested Stock Units, notwithstanding that a number of the shares of Company Stock is held back solely for the purpose of paying certain of the Tax-Related Items.
(e)
The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or cash in settlement of the Stock Units if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

(f)
The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal or local law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares, if any, to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof.
(g)
Notwithstanding anything in the Agreement to the contrary, the Company may, in its sole discretion, settle all or a portion of any vested Stock Units in the form of a cash payment to the extent settlement in shares of Company Stock is prohibited under local laws, rules or regulations, would require the Participant, the Company or the Employer to obtain the approval of any governmental and/or regulatory body in the Participant’s country of residence (or country of employment, if different), or is administratively burdensome. Alternatively, the Company, in its sole discretion, may settle all or a portion of the vested Stock Units in the form of shares of Company Stock but require an immediate sale of such shares of Company Stock (in which case, the Participant expressly and explicitly authorizes the Company to issue sales instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the Participant’s shares of Company Stock).
8.
No Stockholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting or dividend rights, until certificates for shares have been issued, or applicable book entry has been made, upon payment of Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units. Notwithstanding the foregoing, the Committee may grant to the Participant Dividend Equivalents on the shares underlying the Stock Units on the Date of Grant, or at any time prior to the Vesting Date, which shall be credited to the Stock Unit account for the Participant, will vest on the same schedule as the related Stock Units, and will be paid or distributed in accordance with this Agreement and the Plan.
9.
Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding Tax-Related Items, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
10.
No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time, subject to compliance with local law and the terms of any applicable employment agreement. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
11.
No Entitlement or Claims for Compensation. In connection with the acceptance of the grant of Stock Units under this Agreement, the Participant acknowledges the following:

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(b)
The grant of Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted repeatedly in the past.
(c)
The Plan is operated and the Stock Units are granted exclusively by the Company, and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any subsidiary or affiliate of the Company (including, but not limited to, the Employer).
(d)
All decisions with respect to future grants of Stock Units, if any, will be at the sole discretion of the Committee.
(e)
The Participant is voluntarily participating in the Plan.
(f)
This grant of Stock Units and any Company Stock acquired under the Plan in connection with the Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, Employer or any affiliate and which are outside the scope of the Participant’s employment contract, if any.
(g)
This grant of Stock Units and any Company Stock acquired under the Plan and their value are not to be considered part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.
(h)
This grant of Stock Units and any Company Stock acquired under the Plan in connection with the Stock Units are not intended to replace any pension rights or compensation.
(i)
Unless otherwise agreed with the Company in writing, the Stock Units and the shares of Company Stock subject to the Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a subsidiary of the Company.
(j)
The future value of shares of Company Stock is unknown and cannot be predicted with certainty. If the Participant vests in the Stock Units and receives shares of Company Stock, the value of the acquired shares may increase or decrease. The Participant acknowledges and agrees that neither the Employer nor any affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts received by the Participant pursuant to the Stock Units or the subsequent sale of any Company Stock acquired in connection with the Stock Units.
(k)
The Participant shall have no claim or entitlement to compensation or damages that shall arise from (i) forfeiture of the Stock Units resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any) and/or (ii) forfeiture of the Stock Units or recoupment of any shares of Company Stock, cash or other benefits acquired pursuant to the Stock Units resulting from the application of any Policy (as defined below) of the Company, as it may be amended from time to time (whether such policy is adopted on or after the date of this Agreement) or any recoupment otherwise required by applicable laws, regulations or stock exchange listing standards.
(l)
The award is separate from and does not form part of the Participant’s contract of employment or service. Upon termination of the Participant’s employment or service for any reason, including wrongful or unfair dismissal, the Participant shall have no right to claim compensation or damages for the termination and forfeiture of Stock Units or the loss of any prospective benefit under the award.
12.
Assignment and Transfers. Except as permitted under the Plan or as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, (i) in the event of the death of the Participant, by will or by the laws of descent and distribution, or (ii) pursuant to a domestic relations order. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.
13.
Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of New Hampshire, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Manchester, New Hampshire, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date the Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
14.
Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Employer. Any notice shall be delivered by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
15.
Recoupment Policy. In addition to this Agreement and subject to Section 19(h) of the Plan, the Stock Units and any shares of Company Stock issued to the Participant pursuant to the Stock Units shall be subject to and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect (including, without limitation, the Allegro MicroSystems, Inc. Policy for Recovery of Erroneously Awarded Compensation) or as may be amended from time to time (the “Policy”), to the extent the Policy is applicable to the Participant based upon the Participant’s position and responsibilities or as required under applicable laws, regulations or stock exchange listing standard. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold shares of Company Stock and other amounts acquired pursuant to the Stock Units to re-convey, transfer or otherwise return such shares of Company Stock and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Agreement, the Plan and/or the

Policy conflict, the terms of the Policy shall prevail. No recovery of compensation as described in this Section 15 will be an event giving rise to the Participant’s right to resign for Good Reason or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, any subsidiary, affiliate and/or the Employer.
16.
Application of Section 409A of the Code. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. Notwithstanding the foregoing, if the Stock Units constitute “deferred compensation” under Section 409A of the Code and the Stock Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Stock Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If payment is delayed, the Stock Units shall be settled and paid within thirty (30) days after the date that is six (6) months following the Participant’s termination of employment. Payments with respect to the Stock Units may only be paid in a manner and upon an event permitted by Section 409A of the Code, and each payment under the Stock Units shall be treated as a separate payment, and the right to a series of installment payments under the Stock Units shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Stock Units to the extent permitted by the Plan.
17.
Country-Specific Terms. Notwithstanding anything to the contrary herein, the Stock Units shall be subject to the Country-Specific Terms attached hereto as Exhibit B to this Agreement. In addition, if the Participant relocates to, or becomes a resident of, one of the countries included in the Country-Specific Terms, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms in Exhibit B constitute part of this Agreement and are incorporated herein by reference.
18.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Company Stock. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
19.
Language. The Participant acknowledges that the Participant is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.
20.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
22.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Units and on any shares of Company Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
23.
Insider Trading/Market Abuse. The Participant acknowledges that, depending on the Participant’s or the broker’s country or where the Company shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws which may affect the Participant’s ability to accept, acquire or sell or otherwise dispose of shares of Company Stock or rights to shares of Company Stock (e.g., Stock Units) during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Keep in mind third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for complying with any restrictions and should speak to the Participant’s personal advisor on this matter.
24.
Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Participant is subject, the Participant may have certain foreign asset/account and/or tax reporting requirements that may affect the Participant’s ability to acquire or hold shares of Company Stock under the Plan or cash received from participating in the Plan (including from any sale proceeds arising from the sale of shares of Company Stock) in a brokerage or bank account outside the Participant’s country of residence. The Participant’s country of residence may require that the Participant report such accounts, assets or transactions to the applicable authorities in the Participant’s country of residence. The Participant also may be required to repatriate cash received from participating in the Plan to the Participant’s country of residence within a certain period of time after receipt. The Participant is responsible for knowledge of and compliance with any such regulations and should speak with the Participant’s personal tax, legal and financial advisors regarding same.
25.
Restrictive Covenants. The Participant shall comply with all provisions of the restrictive covenants set forth in the Participant’s contract of employment or amendment or addenda thereto, namely non-competition, non-solicitation and confidentiality obligations, for the respective time periods set forth therein. If the Participant fails to comply with any of these restrictive covenants, the Company shall be entitled to all remedies or damages available under applicable law, including, but not limited to, injunctive relief, equitable relief, and/or attorneys’ fees. In addition, the Participant shall forfeit any unvested Stock Units and/or underlying shares of Company Stock.
26.
Legal and Tax Compliance; Cooperation. If the Participant resides or is employed outside of the United States, the Participant agrees, as a condition of the grant of the Stock Units, to repatriate all payments attributable to the shares of Company Stock and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of shares of Company Stock acquired pursuant to the Stock Units) if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consents to any and all actions taken by the Company and its subsidiaries and affiliates, as may be required to allow the Company and its subsidiaries and affiliates to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
27.
Data Privacy.
(a)
If the Participant resides or is employed in the United States or a jurisdiction other than the European Union, European Economic Area, or the United Kingdom, the following provisions shall apply:

The Company is located at 955 Perimeter Road, Manchester, New Hampshire 03103, United States of America and grants Stock Units under the Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Stock Units under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Information Activities”). In accepting the grant of the Stock Units, the Participant expressly and explicitly consents to the Personal Data Activities as described herein.

(i)
Data Collection, Processing and Usage. The Company collects, processes and uses the Participant’s personal data, including the Participant’s name, home address, email address, and telephone number, date of birth, social insurance/passport number or other identification number (e.g., resident registration number), salary, citizenship, job title, any shares of Company Stock or directorships held in the Company, and details of all Stock Units or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Information”). In granting the Stock Units under the Plan, the Company will collect the Participant’s Personal Information for purposes of allocating shares of Company Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of the Participant’s Personal Information is the Participant’s consent.
(ii)
Stock Plan Service Provider. The Company transfers the Participant’s Personal Information to the Stock Plan Service Provider, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Service Provider and share the Participant’s Personal Information with another company that serves in a similar manner. The Stock Plan Service Provider will open an account for the Participant to receive and trade shares of Company Stock acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Service Provider, which is a condition to the Participant’s ability to participate in the Plan.
(iii)
International Data Transfers. The Company and the Stock Plan Service Provider are based in the United States. If the Participant is outside the United States, the Participant should note that the Participant’s country has enacted data privacy laws that are different from the United States. By participating in the Plan, the Participant gives their consent to the transfer of the Participant’s Personal Information to the United States, or to such other jurisdiction as may be necessary for the delivery of the Plan and administration thereof.

(iv)
Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent to Personal Data Activities pertaining to the grant and administration of the Stock Units and other awards that the Company may grant to the Participant pursuant to the Plan is purely voluntary. The Participant may deny or withdraw the Participant’s consent at any time. If the Participant does not consent, or if the Participant later withdraws the Participant’s consent, the Participant may be unable to participate in the Plan. This would not affect the Participant’s existing employment or salary; instead, the Participant merely may forfeit the opportunities associated with the Plan. To withdraw the Participant’s consent to Personal Data Activities, the Participant should contact the Participant’s local human resources department.
(v)
Data Subjects Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence (and country of employment, if different). For example, the Participant’s rights may include the right to (1) request access or copies of Personal Information the Company processes pursuant to the Agreement, (2) request rectification of incorrect Personal Information, (3) request deletion of Personal Information, (4) request restrictions on processing of Personal Information, (5) lodge complaints with competent authorities in the Participant’s country of residence (and country of employment, if different), and/or (6) request a list with the names and addresses of any potential recipients of the Participant’s Personal Information. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local human resources department.
(b)
If the Participant resides or is employed in the European Union, European Economic Area, or the United Kingdom, the following provisions shall apply:

The Company is located at 955 Perimeter Road, Manchester, New Hampshire 03103, United States of America and grants Stock Units under the Plan to employees of the Company and its subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Stock Units under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Information Activities”). The Participant should review the following information about the Company’s Personal Information Activities.

(i)
Data Collection, Processing and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, and uses certain personally identifiable information about the Participant; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance/passport or other identification number (e.g., resident registration number), salary, citizenship, job title, any shares or directorships held in the Company, and details of all Stock Units or any other equity compensation awards granted, cancelled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Information”). In granting the Stock Units under the Plan, the Company will collect the Participant’s Personal Information for purposes of allocating shares and implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using the Participant’s Personal Information will be the Company’s legitimate interest of managing the Plan and generally administering employee equity awards, the Company’s necessity to execute its contractual obligations under the Agreement and to comply with its legal obligations. The Participant’s refusal to provide Personal Information may affect the Participant’s ability to participate in the Plan. As such, by participating in the Plan, the

Participant voluntarily acknowledges the collection, processing and use, of the Participant’s Personal Information as described herein.
(ii)
Stock Plan Service Provider. The Company transfers the Participant’s Personal Information to the Stock Plan Service Provider, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Service Provider and share the Participant’s Personal Information with another company that serves in a similar manner. The Stock Plan Service Provider will open an account for the Participant to receive and trade shares of Company Stock acquired under the Plan. The Participant will be asked to agree on separate terms and data processing practices with the Stock Plan Service Provider, which is a condition to the Participant’s ability to participate in the Plan.
(iii)
International Data Transfers. The Company and the Stock Plan Service Provider are based in the United States. The Company can only meet its contractual obligations to the Participant if the Participant’s Personal Information is transferred to the United States. The Company’s legal basis for the transfer of the Participant’s Personal Information to the United States is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the European Commission.
(iv)
Data Retention. The Company will use the Participant’s Personal Information only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Participant’s Personal Information, the Company will remove it from its systems. If the Company keeps the Participant’s Personal Information longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(v)
Data Subjects Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country of residence (and country of employment, if different). For example, the Participant’s rights may include the right to (1) request access or copies of Personal Information the Company processes pursuant to the Agreement, (2) request rectification of incorrect Personal Information, (3) request deletion of Personal Information, (4) request restrictions on processing of Personal Information, (5) lodge complaints with competent authorities in the Participant’s country of residence (and country of employment, if different), and/or (6) request a list with the names and addresses of any potential recipients of the Participant’s Personal Information. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant should contact the Participant’s local human resources department.

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